EXHIBIT-23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-50484) of our report dated June 11, 2026, with respect to the financial statements and supplemental schedule of First Merchants Corporation Retirement Income and Savings Plan included in this Annual Report on Form 11-K for the years ended December 31, 2025 and 2024.

/s/ Forvis Mazars, LLP
Indianapolis, Indiana
June 11, 2026